Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255079 on Form S-4 of Supernova Partners Acquisition Company, Inc. of our report dated April 7, 2021, relating to the financial statements of OfferPad, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
May 28, 2021